Exhibit 16.1

April 10, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 10, 2012, of Valeant Pharmaceuticals International, Inc. and are in agreement with the statements contained therein.

Yours very truly,

Chartered Accountants
Licensed Public Accountants

PricewaterhouseCoopers LLP, Chartered Accountants
18 York Street, Toronto, Ontario, Canada M5J 0B2
T: +1 416 863 1133, F: +1 416 365 8215, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.